Exhibit (a)(7)

BROOKFIELD PROPERTY PARTNERS ANNOUNCES MAILING OF CIRCULAR FOR SPECIAL MEETING OF UNITHOLDERS TO CONSIDER PRIVATIZATION TRANSACTION AND PROVIDES UPDATE TO TRANSACTION CONSIDERATION

BROOKFIELD NEWS, June 17, 2021 – Brookfield Property Partners L.P. (Nasdaq: BPY; TSX: BPY.UN) announced today the mailing of a management information circular (the “Circular”) and related meeting and proxy materials to unitholders in connection with the upcoming special meeting of unitholders. The meeting is called to consider Brookfield Asset Management Inc.’s (“BAM”) acquisition of all of the limited partnership units of BPY (the “transaction”). In accordance with the terms of the interim order of the Ontario Superior Court of Justice (Commercial List) obtained on June 7, 2021, the special meeting will be held virtually on July 16, 2021 at 11:00 a.m. (Toronto time) via live audio webcast. BPY unitholders can access the meeting by visiting www.virtualshareholdermeeting.com/BPY2021. Only BPY unitholders of record as of the close of business on June 8, 2021, the record date set for the meeting, will be entitled to vote their units at the meeting. Details on how to vote and how to participate at the meeting via the live webcast are contained in the Circular.

As previously announced, in connection with the transaction and subject to pro-ration, BPY unitholders had the ability to elect to receive, per BPY unit, $18.17 in cash, 0.3979 of a BAM class A limited voting share (“BAM shares”), or 0.7268 of a BPY preferred unit with a liquidation preference of $25.00 per unit.

On June 8, 2021, BAM announced that it has set June 18, 2021 as the record date for the previously announced special dividend of class A exchangeable limited voting shares of Brookfield Asset Management Reinsurance Partners Ltd. (“Brookfield Reinsurance”). On June 28, 2021, the holders of BAM shares of record as of June 18, 2021 will be entitled to receive one class A exchangeable limited voting share of Brookfield Reinsurance for every 145 BAM shares held.

Consequently, in accordance with the arrangement agreement signed in connection with the transaction and subject to pro-ration, BPY unitholders will now have the ability to elect to receive, per BPY unit, $18.17 in cash, 0.4006 of a BAM share, or 0.7268 of a BPY preferred unit with a liquidation preference of $25.00 per unit.

The distribution rate for the new BPY preferred units to be issued in the transaction will be 6.25% per annum, or $0.390625 per quarter. Distributions on the BPY preferred units are cumulative from the date of original issue – which will be the closing date of the transaction – and will be payable quarterly in arrears on the last day of March, June, September and December when, and if declared by the board of directors of the general partner of BPY. The new BPY preferred units will carry a 60-year maturity term from the date of original issue.

The election deadline by which registered unitholders are entitled to elect to receive their preferred form of consideration will be 5:00 p.m. (Toronto time) on July 20, 2021. Non-registered unitholders should communicate with their brokers or other intermediaries as they may have earlier deadlines.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with the transaction, BAM and BPY, together with certain subsidiaries of BPY (collectively, the “Registrants”) have filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 (File No. 333-255512) that includes a circular of BPY that also constitutes a prospectus of the Registrants. On June 8, 2021, the SEC declared the Registration Statement effective, and the Registrants mailed the circular/prospectus to BPY unitholders, holders of shares of class A stock, par value $0.01 per share, of Brookfield Property REIT Inc. and holders of exchangeable limited partnership units of Brookfield Office Properties Exchange LP on or about June 17, 2021. BAM and BPY also filed a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the transaction. Each of BAM and BPY also plan to file other relevant documents with the SEC regarding the transaction. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT, CIRCULAR/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

No securities regulatory authority has either approved or disapproved of the contents of this news release. This news release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. A free copy of the circular/prospectus, as well as other filings containing information about the Registrants, may be obtained at the SEC’s Internet site (http://www.sec.gov). You may also obtain these documents, free of charge, from BPY by accessing BPY’s website at bpy.brookfield.com or from BAM by accessing BAM’s website at bam.brookfield.com.

# # #

Brookfield Property Partners

Brookfield Property Partners, through Brookfield Property Partners L.P. and its subsidiary Brookfield Property REIT Inc., is one of the world’s premier real estate companies, with approximately $88 billion in total assets. We own and operate iconic properties in the world’s major markets, and our global portfolio includes office, retail, multifamily, logistics, hospitality, triple net lease, manufactured housing and student housing. Further information is available at bpy.brookfield.com.

Brookfield Property Partners is the flagship listed real estate company of Brookfield Asset Management Inc., a leading global alternative asset manager with over $600 billion in assets under management. More information is available at www.brookfield.com.

Brookfield Property Partners L.P. is listed on the Nasdaq Stock Market and the Toronto Stock Exchange. Brookfield Property REIT Inc. is listed on the Nasdaq Stock Market.

Brookfield Contact:

Matt Cherry

SVP, Investor Relations

(212) 417-7488

matthew.cherry@brookfield.com

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and U.S. securities laws. The word “will” and derivations thereof and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements.

Forward-looking statements in this news release include statements with respect to the transaction and the special meeting of BPY unitholders. Although BAM and BPY believe that such forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information Except as required by law, BAM and BPY undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.